EXHIBIT 99.1

Contact:	Shelly Rubin Chief Financial Officer LNR Property Corporation (305) 695-5440

LNR PROPERTY CORPORATION TO OFFER NEW NOTES

AND TENDER FOR 10½% NOTES

MIAMI BEACH, October 14, 2003 – LNR Property Corporation (NYSE:LNR) announced that it expects to offer at least $275 million of new ten year Senior Subordinated Notes to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933 under SEC Rule 144A, or outside the United States in accordance with SEC Regulation S.

LNR also announced that it expects to launch a tender offer for all of its outstanding 10½% Senior Subordinated Notes due 2009, and to use at least a portion of the proceeds from the sale of the new Senior Subordinated Notes to pay for the tendered 10½% Notes. The terms and conditions of the tender offer will be announced at a later time and will be contained in an offer to purchase. The tender offer will be conditioned upon completion of the new Note offering.

LNR’s 10½% Notes first become redeemable on January 15, 2004. LNR expects to redeem on that day all of the 10½% Notes that remain outstanding. However, LNR is seeking to acquire as many as possible of the 10½% Notes before then, in order to minimize interest costs. LNR will use a portion of the proceeds from the sale of the new Notes to pay the redemption price of the 10½% Notes that are still outstanding on January 15, 2004.

Because the new Notes will not be registered under the Securities Act of 1933, they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act. However, LNR anticipates that at a future date it will register substantially identical Notes under the Securities Act, and will offer to exchange registered Notes for the Notes it offers under Rule 144A and Regulation S.

This announcement is not an offer to purchase securities, a solicitation of an offer to purchase securities, or a solicitation of an offer to sell securities.